Exhibit 10.17

AMENDED AND RESTATED DEED OF LEASE

THIS AMENDED AND RESTATED DEED OF LEASE (the “Lease”), made this 21st day of November, 2006, by and between DOMINION ENTERPRISES, a Virginia general partnership formerly known as Trader Publishing Company, a Virginia general partnership (the “Landlord”); and HERITAGE BANK, a Virginia corporation formerly known as Heritage Bank & Trust, a Virginia corporation (the “Tenant”).

RECITALS:

A. Landlord and Tenant entered into a Deed of Lease (the “Original Lease”) dated September     , 2005 (executed by Tenant on September 12, 2005, and by Landlord on September 22, 2005) for certain premises in the building to be constructed by Landlord located at 150 Granby Street.

B. Landlord and Tenant have agreed to amend and restate the Original Lease to increase the size of the premises to be leased by Tenant.

AMENDED AND RESTATED LEASE:

NOW, THEREFORE, the Original Lease is hereby amended and restated as follows:

1. Basic Lease Provisions and Definitions. The following capitalized terms whenever used in this Lease shall have the meanings set forth in this Section 1:

(a)	Landlord’s Mailing Address:	Dominion Enterprises Attention: Conrad M. Hall, CEO 100 W. Plume Street Norfolk, VA 23510

(b)	Tenant’s Mailing Address:	PRIOR TO COMMENCEMENT DATE: Heritage Bank 200 E. Plume Street Norfolk, VA 23510

ON OR AFTER COMMENCEMENT DATE: Heritage Bank 150 Granby Street, Suite 150 Norfolk, Virginia 23510

With a copy to: Willcox & Savage, P.C. 1800 Bank of America Center Norfolk, VA 23510 Attn: Ross Reeves, Esq.

(c)	Rental Payment Address:	Same as Landlord’s address in 1(a) above.

(d)	Building:	The building (the “Building”) known as the Dominion Enterprises Building (formerly known as Trader Square) containing a garage, office space and retail space located at 150 Granby Street, Norfolk, Virginia 23510. The Building is located on the land (the “Land”) bounded by Granby Street on the west, Plume Street on the south, property owned by Tenant and others on the east, and by City Hall Avenue on the north.

(e)	Premises:	Suites 150 and 175 on the first floor of the Building consisting of an agreed upon floor area of approximately 6,553 square feet of office space (Suite 150), 5,323 square feet of bank branch/office space (Suite 175), and 266 square feet of remote floor teller space for a total of approximately 12,142 square feet. The Premises are outlined in yellow on Exhibit “A”.

(f)	Term:	Ten (10) Lease Years, plus the period from the Commencement Date (as defined in Section 3) to the Rent Commencement Date, and, if exercised by Tenant, the four (4) five year renewal terms as set forth in Section 3(f) below.

(g)	Permitted Use:	As a bank branch with a drive-through teller, which shall include, without limitation, the operation of ATMs and ATM/IMTs, the sale of financial services and products including brokerage services, insurance products and other services and products customarily sold or provided by banks, for general bank office purposes, and for any other retail use which is permitted by law and is approved in advance and in writing by Landlord.

(h)	Minimum Rent:	Minimum Rent for first Lease Year of the Term of this Lease shall be in the amount of Two Hundred Eighteen Thousand Five Hundred Fifty-Six and No/100 Dollars ($218,556) per annum, payable monthly in advance commencing on the Rent pursuant to Section 6(a) below and continuing on the first business day of each and every subsequent month in the amount of Eighteen Thousand Two Hundred Thirteen and 00/100 Dollars ($18,213.00). Minimum Rent shall be adjusted annually as provided in Section 6(c) below.

2. Premises. Landlord leases to Tenant, and Tenant leases from Landlord, the Premises, subject to the terms and conditions of this Lease. Landlord further grants to Tenant and its employees, customers and invitees during the Term of this Lease a nonexclusive easement and right of way for ingress and egress (the “Drive Through Easement”) over a portion of the Land shown and designated on Exhibit “A” as “Alley” (the “Drive Through Easement Area”) for the purposes of operating a drive through bank teller facility. Landlord reserves the right for itself and its employees, agents, contractors and tenants to use the area encumbered by the Drive Through Easement for the purposes of operating, maintaining, repairing and replacing the Building. Landlord agrees to use all commercially reasonable efforts to minimize the parking or standing of vehicles or other obstructions by itself or others within the Drive Through Easement area or adjacent to the Drive Through Easement area that would inhibit access thereto during the periods when the bank teller facility is open for business to the public. Landlord agrees that it will cooperate with Tenant, or permit Tenant, to tow unauthorized vehicles which block access to Tenant’s drive through teller facilities by way of the Drive Through Easement during Tenant’s business hours.

3. Term.

(a) Commencement Date. The Term of this Lease shall commence upon the substantial completion of Landlord’s Work (defined in Section 4 below) as certified to Tenant by Landlord’s Architect and the delivery of exclusive possession of the Premises to Tenant (the “Commencement Date”). The Term of this Lease shall expire on the last day of the one hundred twentieth (120th) full calendar month following the Rent Commencement Date (the “Expiration Date”) unless extended as provided below. Tenant covenants and agrees to pay the Minimum Rent and all other “Rent” commencing on the date (the “Rent Commencement Date”) which is one hundred twenty-one days after the Commencement Date pursuant to Section 6 below.

(b) Outside Date. Landlord agrees that the target date for the Commencement Date is November 30, 2006, but Landlord shall not be liable to Tenant if the Commencement Date does not occur on or before such date. Notwithstanding the foregoing, if the Commencement Date does not occur on or before December 31, 2007 unless due to acts or omissions of Tenant, then Tenant shall have the option to terminate this Lease by written notice to Landlord at any time prior to the Commencement Date, in which event the Lease shall terminate as of the date of said notice, Landlord shall immediately return to Tenant any prepaid rent and all other sums paid by Tenant, and the parties shall have no further liability hereunder. Landlord agrees to keep Tenant regularly informed of the progress of the completion of Landlord’s Work.

(c) Lease Terms Apply after Commencement Date. During the period between the Commencement Date and the Rent Commencement Date, all of the provisions of this Lease shall apply to Tenant’s use and occupancy of the Premises except for the payment of any Minimum Rent or Additional Rent.

(d) Confirmation of Lease Dates. Once the Commencement Date of this Lease has occurred, Tenant agrees, not later than ten (10) days following the request of Landlord, to execute and deliver to Landlord, without charge, a written declaration, in a form similar to Exhibit “C”: (i) ratifying this Lease; (ii) confirming the Commencement Date and the Rent Commencement Date and expiration date of this Lease; (iii) certifying that Tenant is in occupancy of the Premises; and (iv) that all conditions under this Lease to be performed by Landlord have been satisfied, except such as shall be stated.

(e) Definition of Terms. Except where the context clearly requires otherwise, the words “Term” or “term”, whenever used in this Lease with reference to the term hereof, shall be construed to include any renewal term, as well as the original term. The words “Lease Year” as used in this Lease shall be construed to mean each successive twelve (12) month period during the term the first of which shall commence on the Rent Commencement Date and, if such date is the first day of a month, shall end on the day prior to the first anniversary of the Rent Commencement Date, or if the Rent Commencement Date is not the first day of the month in which it occurs, on the last day of the twelfth full month thereafter.

(f) Renewal Options. Provided this Lease is in full force and effect and no default by Tenant has occurred and is continuing hereunder, Tenant shall have the rights to renew this Lease for four (4) periods of five (5) years each upon providing Landlord with written notice at least one hundred eighty (180) days prior to the expiration of the term preceding the renewal term for which notice is given. The renewal terms shall be subject to the terms and conditions set forth in this Lease, except that neither party shall be obligated to perform the obligations intended to be performed prior to the Rent Commencement Date and the Minimum Rent shall be determined as provided in Section 6(d) below. Tenant’s right to unilaterally renew the terms of this Lease are personal to the original Tenant executing the Lease and may not be exercised or be assigned, voluntarily, by or to any person or entity other than the original Tenant, provided, however, that if the original Tenant changes its name or merges with, or is acquired by, another entity, then such successor in interest to the original Tenant shall have the right to exercise all such renewal options.

4. Construction of the Premises.

(a) Definition of Tenant’s Work. Tenant shall, at its sole cost and expense (except for the Improvement Allowance as defined below), design and construct all improvements and perform all work, other than Landlord’s Work (as defined below), as may be necessary or desirable to Tenant for Tenant to open for business at the Premises, including signage, the “ATM” and the “Night Depository” (both as defined in Section 33) (“Tenant’s Work”).

(b) Design. Tenant shall, prior to commencement of Tenant’s Work, submit to Landlord for its review and approval fully completed construction plans and specifications for Tenant’s Work prepared by a licensed architect. Landlord agrees that its approval of the plans and specifications shall not be unreasonably withheld, conditioned or delayed. Such plans and specifications shall conform to Landlord’s plans (the “Landlord’s Plans”) for the Building and Landlord agrees to cause its engineers and architects to provide all necessary plans to Tenant upon request so that Tenant’s architect and engineers can comply with this requirement. Landlord shall have a period of thirty (30) days within which to either approve such plans and specifications or to make reasonable comments and changes thereto. If Landlord does not respond to Tenant’s submission of plans and specifications within such thirty (30) day period, then Landlord shall be deemed to have approved the same. If Landlord responds with comments as described above, then Tenant shall revise the plans and specifications taking into consideration Landlord’s comments and resubmit them to Landlord for approval within fifteen (15) business days from the date of receipt of such comments. Landlord shall then have fifteen (15) days to approve or make comments to such revised plans and specifications; provided, however, that if Landlord does not respond to Tenant’s resubmission of plans and specifications within such fifteen (15) day period, then Landlord shall be deemed to have approved the same. The foregoing process shall continue until the plans and specifications have been approved or deemed approved by Landlord. The final approved plans and specifications for Tenant’s Work shall be referred to collectively as the “Plans.” Following Landlord’s approval of the Plans, Tenant shall not make any material changes to them without Landlord’s approval which approval shall not be unreasonably withheld, conditioned or delayed. Tenant agrees to use commercially reasonable efforts to submit to Landlord fully completed construction plans and specifications for Tenant’s Work on or before December 31, 2006. Following the completion of Tenant’s Work, Tenant shall provide to Landlord a set of as-built plans for the Premises.

(c) Improvement Allowance. Landlord shall provide Tenant with an allowance towards the cost of Tenant’s Work in the amount of Two Hundred Forty Two Thousand Eight Hundred Forty and 00/100 Dollars ($242,840.00) (the “Improvement Allowance”).

(d) Tenant’s Contractors. Landlord shall have the right to approve Tenant’s general contractor and each subcontractor, such approval not to be unreasonably withheld, conditioned or delayed and such shall be deemed approved if Landlord fails to deliver written notice of approval or disapproval within ten (10) business days of submittal of the proposed names therefor by Tenant. All contractors and their subcontractors shall be required to abide by, and comply with, the rules and regulations governing construction activities in the Building as reasonably established and noticed to Tenant and its contractors by Landlord. Attached hereto as Exhibit “B” is a copy of such rules and regulations. Tenant agrees to provide a copy of the rules and regulations to its general contractor and to obligate its contractor to abide by them. Landlord shall have the right to stop work by Tenant’s general contractor, or any subcontractor, if it persistently and repeatedly violates the rules and regulations governing construction activities established by Landlord. Any such work stoppage shall continue until such time as Landlord receives reasonably satisfactory assurances that such violations will not continue. If similar violations continue to occur after work is recommenced then Landlord shall have the right to bar the contractor or subcontractor from the Premises.

(e) Commencement of Tenant’s Work. Following the Commencement Date, Tenant may commence Tenant’s Work upon fulfillment of all of the following conditions:

(i) The Plans and Tenant’s general contractor and subcontractors have been approved in accordance herewith;

(ii) A building permit and all other permits or approvals required by any governmental authority to be issued prior to the commencement of Tenant’s Work shall have been issued by the appropriate authority (Landlord shall cooperate with Tenant as is reasonably necessary in order to enable Tenant to obtain all such required building permits, other permits and approvals); and

(iii) Tenant shall have provided, if necessary, satisfactory evidence that fire and casualty (including builder’s risk), general liability and workmen’s compensation insurance policies in amounts and in form and content satisfactory to Landlord in its reasonable discretion have been issued and will be maintained throughout the course of the performance of Tenant’s Work.

(f) Performance of Tenant’s Work. Tenant shall cause Tenant’s Work (i) to be diligently prosecuted; and (ii) to be performed in a good and workmanlike manner in conformance with the Plans and all applicable building codes and other applicable laws. During the period of construction, Tenant shall keep the Premises and the area surrounding it in a dean and orderly condition free from the accumulation of construction debris resulting from Tenant’s Work.

(g) Indemnity. Tenant agrees to indemnify and hold Landlord harmless from and against any and all liabilities, costs and expenses (including reasonable attorneys’ fees) due to personal injury, death, or property damage arising out of or resulting from any act or omission on the part of Tenant, Tenant’s contractor, or his or its subcontractors or employees in the prosecution of Tenant’s Work.

(h) Payment of Improvement Allowance. The Improvement Allowance shall be paid to Tenant within ten (10) days after the last to occur of the following: 1) receipt by Landlord of evidence of substantial completion of Tenant’s Work, excluding punch list items in the form of a certificate issued by Tenant’s architect, 2) receipt by Landlord of a certificate of occupancy, or other certificate or document permitting legal occupancy of the Premises, 3) receipt by Landlord of a final lien waiver from Tenant’s general contractor, and 4) the Rent Commencement date shall have occurred.

(j) Definition of Landlord’s Work. Landlord, at its sole cost and expense, shall design and construct the portions of the Building (excluding the interior of the Premises) necessary to create the Premises in substantial conformance with Landlord’s Plans and to permit Tenant to commence the Construction of Tenant’s Work and shall install in or for the benefit of the Premises, in conformance with all applicable codes and ordinances, the following (all of the foregoing being defined as “Landlord’s Work”):

(i)	Installation of perimeter wall studs with blanket insulation between studs ready for installation by Tenant of mechanical, electrical and plumbing facilities, drywall, and finishes.

(ii)	Installation of exterior perimeter window system (excluding window treatments or blinds).

(iii)	Floor to be finished concrete (concrete floor patch work for tenant mechanical, electrical and plumbing systems are not included).

(iv)	The sprinkler system will be installed with the sprinkler heads turned up.

(v)	Installation of one 3’x7’ door for each of the two suites, including frame and hardware (excluding electrical door hardware), providing emergency access only from each of the two suites into the first floor lobby (as to Suite 150) or rear hall of the Building (as to Suite 175).

(vi)	Installation of double exterior glass doors, frame, and hardware to match exterior facade, one pair for each suite.

(vii)	Installation of a 4” diameter PVC conduit between the electrical room and each of the two suites and stubbed out 6” into each suite at demising wall and capped.

(viii)	Installation of 800 amp electrical service disconnect. Tenant to provide disconnect switch, CT cabinet, and set electrical meter in Landlord’s electrical room.

(ix)	Landlord will not provide a finished ceiling.

(x)	For Tenants HVAC system, Landlord will provide connections in each of the two suites to the Building’s condenser water loop system.

(xi)	Teller space heating and cooling will be provided by Tenant supplied electric air to air heat pump to be located within the Premises.

(xii)	Landlord will provide and install an awning over teller space which Tenant shall maintain and replace as necessary.

(xiii)	Landlord will provide sanitary sewer main trunk lines for Tenant sanitary system connections in each of the two suites.

(xiv)	Landlord will provide one capped domestic water line from building system to each of the two suites. Tenant to make all final connections.

(xv)	Teller location will be cold dark shell. Walls are Concrete/CMU. No finished ceiling will be provided by Landlord. The teller window and all teller associated equipment will be provided by the Tenant. Installation of Teller window and bank equipment will be the responsibility of the Tenant.

(xvi)	Tenant will be responsible to obtain all permits and meet all applicable local, state and national building codes.

(xvii)	Landlord will supply phone demarcation location on first floor.

(xviii)	Landlord has not provided for the installation of a vault in the Premises. Tenant is responsible for all preparations for installation of its bank vault.

Landlord’s Work will not include dropped ceiling, overhead lights, HVAC system inside the Premises or plumbing inside the Premises. Landlord’s Work shall not include any retrofitting work necessary for the installation of the ATM, Night Depository, teller window, louver for the HVAC system in the remote teller portion of the Premises, or any safe or vault, it being understood that Tenant has not been able to provide Landlord with the plans for said items so as to incorporate those components into the plans for Landlord’s Work. Landlord’s Work as it relates to the Premises shall be completed free from material structural defects and shall be in good and clean condition on the delivery date and such work shall be constructed in substantial conformance with Landlord’s Plans as they relate to the Premises. If Landlord’s Work relating to the Premises is not completed as required, then it shall be the obligation of Landlord, after written notice from Tenant setting forth with specificity the nature of the violation, to promptly, at Landlord’s sole cost, correct the condition causing such violation. If required in order to obtain a certificate of occupancy for the Building, Landlord may install temporary light fixtures and other elements.

5. Use.

(a) Permitted Use Only. Tenant agrees that the Premises shall be used solely for the Permitted Use. Tenant shall have access to the Premises twenty-four (24) hours per day, seven (7) days a week. Tenant’s right to operate a drive-through facility shall be conditioned upon its obtaining a special use permit or other permit as may be required by the City of Norfolk. Landlord agrees to cooperate with Tenant, at no cost to Landlord, in obtaining any such permit.

(b) No Continuous Use. Tenant shall not be obligated to open or operate its business in the Premises; provided, however, that if Tenant ever ceases to operate its business in the Premises for a period of one hundred twenty (120) days or more, Landlord may at any time thereafter, but prior to the time that Tenant recommences its business operations in the Premises, terminate the Lease by giving Tenant not less than thirty (30) days prior written notice. Notwithstanding the foregoing, if the closure is due to force majeure, alterations or renovations (not to exceed sixty [60] days), then such period of time shall not commence running until after any such cause for the closure has ended, or the maximum time period has expired.

In the event that Landlord exercises the foregoing termination right during the initial term of this Lease, Tenant shall be obligated to reimburse the Landlord, prior to the effective date of the termination, an amount equal to the principal balance at the time of termination that would exist on a loan made on the Rent Commencement Date in the original principal amount equal to the Improvement Allowance, bearing interest at the rate of ten percent (10%), and payable in equal monthly payments of principal and interest in the amount required to fully amortize the loan over the initial term of this Lease. No reimbursement shall be due from Tenant if Landlord exercises its termination right after the expiration of the initial term of this Lease.

6. Rent.

(a) Payment. From and after the Rent Commencement Date, Tenant covenants to pay Minimum Rent and all other Rent (as defined below) to Landlord, without notice or demand, and without deduction or offset. Minimum Rent shall be payable on the first day of each month, in advance, in equal monthly installments. Minimum Rent for any partial months of the Term shall be prorated on a daily basis. All payments of Minimum Rent and all other Rent owed to Landlord under this Lease shall be paid to Landlord at the Rental Payment Address, or to such other party and/or at such other address as Landlord may from time to time designate in writing. The term “Rent” shall include Minimum Rent, and any and all other charges and amounts (collectively “Additional Rent”) due to Landlord under this Lease.

(b) Late Charge. Tenant recognizes and acknowledges that if Rent payments are not received when due, Landlord will suffer damages and additional expenses thereby, and Tenant therefore agrees that a late charge equal to five percent (5%) of the late Rent (including Minimum Rent and Additional Rent) may be assessed by

Landlord as Additional Rent if Landlord has not received any monthly installment of Rent due pursuant to this Lease within seven (7) days after its due date. In addition, Tenant agrees to pay interest at the rate (the “Default Rate”) equal to the Prime Rate at Bank of America, N.A. plus two percent (2%), as it may vary from time to time, on all delinquent Rent (including Minimum Rent and Additional Rent) commencing on the date thirty (30) days after such delinquent Rent is due, Landlord expressly reserving all other rights and remedies provided herein or by law with respect thereto.

(c) Annual Adjustment. The Minimum Rent, for each Lease Year subsequent to the first Lease Year of the initial term and subsequent to the first year of each renewal term shall be adjusted to equal the greater of (i) one hundred two percent (102%) of the Minimum Rent for the preceding Lease Year or (ii) the lesser of (A) one hundred four percent (104%) of the Minimum Rent for the preceding Lease Year or (B) the amount which reflects any increase in the Consumer Price Index, U.S. City Average, All Urban Consumers (CPI-U), All Items (1982-1984=100) (the “C.P.I.”) prepared and reported monthly by the U.S. Bureau of Labor Statistics (the “Bureau”) which shall be determined by multiplying the Minimum Rent for the preceding Lease Year by a fraction, the numerator of which shall be the C.P.I., for the month prior to the first month of the Lease Year in question, and the denominator of which shall be the C.P.I. for the month prior to the first month of the preceding Lease Year. Landlord shall notify Tenant of any rental adjustments, in writing, prior to each anniversary of the Rent Commencement Date, but failure to so notify Tenant prior to the effective date of any increase shall not relieve Tenant of its obligation to pay any increase at the time when it is determined and Tenant has been notified of the determination. The Tenant agrees to pay the monthly Minimum Rent as adjusted in accordance with the provisions of the Lease. If the Bureau discontinues publication of the C.P.I., publishes the C.P.I. less frequently, or alters the C.P.I. in a material manner, the Landlord in its sole discretion may adopt a substitute index or procedure which reasonably reflects and monitors increases in consumer prices.

(d) Rent for Renewal Terms. The Minimum Rent for the first year of each renewal term shall be the fair market rent, determined as set forth below. Promptly after Tenant exercises each option to renew, the parties shall attempt to agree upon the fair market rent, but if the parties do not so agree within thirty (30) days after Landlord’s receipt of Tenant’s notice exercising such option, the fair market rent shall be determined by a reputable real estate broker/agent (a “Broker”) who has at least ten (10) years experience in leasing retail space in the Hampton Roads, Virginia area comparable to the Building and who is mutually acceptable to Landlord and Tenant. The Broker’s fee for determining the market rent shall be paid equally by Landlord and Tenant. If Landlord and Tenant do not agree as to one Broker, Landlord and Tenant shall each select a Broker, who will be paid by such party. These two Brokers shall independently determine the fair market rent. If the amounts thus arrived at by the two Brokers do not vary by more than five percent (5%), the two amounts shall be averaged, and such average shall be deemed to be the fair market rent. If, however, the amounts thus arrived at by the two Brokers do vary by more than five percent (5%), the two Broker shall select a third Broker, whose fee will be paid equally by Landlord and Tenant, and who shall independently determine the fair market rent. If the amount thus determined by the third Broker lies between the two amounts previously determined by the other two Brokers, the fair market rent shall be the amount determined by the third Broker. If, however, the amount determined by the third Broker does not lie between the two amounts previously determined by the other two Brokers, the fair market rent shall be the amount determined by one of the first two Brokers that is closer to the amount determined by the third Broker. Following the first Lease Year of each renewal term, the Minimum Rent shall be subject to annual increases as provided in Section 6(c) below. In determining the fair market rent the Broker or Brokers shall take into consideration the services provided to Tenant by Landlord, the costs borne by the respective parties, and the annual increases in Minimum Rent to be made annually during the renewal term.

7. Real Estate Taxes. Landlord shall pay all real estate taxes or assessments, if any, levied against the Building as and when due.

8. Landlord’s Services. Landlord agrees to provide to Tenant throughout the term, at Landlord’s cost, water and sewerage services and the use of the water for heating and air conditioning purposes furnished by connection to the Building’s condenser water loop system.

9. Trade Fixtures. All trade fixtures installed in the Premises by Tenant shall remain Tenant’s property and Tenant shall have the right to remove the same prior to the Expiration Date. Tenant agrees to repair (or to reimburse Landlord for the cost of repairing) any damage to the Premises occasioned by the installation or removal of said trade fixtures. Equipment and fixtures that are an integral part of the operation of the Premises as a real estate unit generally, such as HVAC, plumbing, electrical and illumination equipment, that are permanently installed in the Premises shall not be considered trade fixtures. Tenant shall not be responsible for removing the vault at the expiration of the Term. Tenant agrees that the vault shall become the property of Landlord at the expiration of the Term.

10. Parking. Tenant shall have the right, during the term, to lease four reserved parking spaces, as designated by Landlord, on the lowest full level of the garage which is a part of the Building. The monthly rent shall initially be $115 per space per month. Landlord shall have the right to increase the monthly charge for the spaces from time to time to an amount not in excess of the average monthly rate charged by the City of Norfolk for reserved spaces in its garages in downtown Norfolk.

11. Landlord’s Repairs and Right of Entry. Landlord covenants that it will with reasonable dispatch after being notified in writing by Tenant of the need thereof, make such repairs to the components of the mechanical, electrical, and plumbing systems of the Building which serve, but do not exclusively serve, the Premises, and Landlord covenants to maintain and repair the exterior of the Premises and Building (including the common areas, the structural portions of the Building, the roof and outside walls, but excepting all glass and doors that are a part of the Premises) and the Drive Through Easement Area, as may be necessary to keep the same in a good clean condition and state of repair. Anything in the foregoing to the contrary notwithstanding, Landlord shall have no liability whatsoever for damage or injury to person or property occasioned by its failure to make any such repair (e.g., injury damage to property resulting from leaks caused by a defect in the roof or outside walls) unless, within a reasonable time after being notified in writing by Tenant of the need therefor, Landlord shall have failed to make such repair and such failure shall not have been due to any cause beyond Landlord’s control, including, without limitation, strikes and/or inability to obtain materials and/or equipment. Landlord, its agents, employees and contractors shall have the right, from time to time, to enter and use insofar as may be necessary the Premises for the purpose of making any of the aforesaid repairs, subject to Tenant’s reasonable security requirements. Tenant shall not be entitled to any reduction in rent or to any claim for damages by reason of any inconvenience, annoyance, and/or injury to business arising out of any repairs made by Landlord pursuant to this Section. Notwithstanding anything to the contrary contained in this Lease, Landlord’s access right to the Premises shall also be subject to the following additional requirements: (i) Tenant shall have the right to have a representative accompany Landlord during any entry inside the Premises (except in an emergency situation), (ii) Tenant shall have the right to prohibit access to any high security areas of the Premises (but if Tenant exercises such right, Landlord shall be relieved of any obligations with respect thereto and Tenant shall indemnify Landlord for loss or damage incurred by Landlord as the result thereof), and (iii) except as may be necessary for the performance of Landlord’s obligations under this Lease, Landlord’s access shall not materially and adversely affect Tenant’s use and occupancy of the Premises.

12. Tenant’s Repairs. Tenant covenants that Tenant will, at all times during the Term and at its own cost and expense, keep all portions, components or parts of the Premises that Landlord has not expressly agreed to maintain or repair (including, without limitation, the interior of the Premises, the portions of any the heating system or air conditioning systems which exclusively serve the Premises, toilets, pipes, plumbing, wires and conduits, electric lines, windows, doors, glass, fixtures and equipment) in a good and safe condition of repair and in good working order (making such renewals and replacements as may be necessary), unless the need therefor is occasioned by fire or other casualty covered by Landlord’s fire and extended coverage insurance policy, in which event such repair and replacement shall be an expense of Landlord to the extent of such coverage. Tenant shall place all trash, rubbish and garbage in a proper closed receptacle and shall pay all costs incident to the removal thereof. Tenant agrees that if Tenant fails to perform any of its obligations under this Section within thirty (30) days after written notice from Landlord, then Landlord, in addition to other remedies provided by law and/or this Lease, may correct (or have corrected) the default at the cost and expense of Tenant.

13. Miscellaneous Covenants of Tenant. Tenant covenants that Tenant will: (i) comply with all federal, state and/or municipal laws, ordinances and regulations relating to any improvements or alterations constructed by it in the Premises and to business conducted therein; (ii) promptly pay for all electricity, gas, and any other utilities, other than water and sewer services, consumed on or assessed against, the Premises; (iii) not use, or permit to be used, the Premises for any illegal or immoral purpose; (iv) conduct its business in such manner as will be in keeping with the character and reputation of the Building; (v) make every reasonable effort to work harmoniously with other tenants in the Building; (vi) comply with all reasonable rules and regulations promulgated from time to time by Landlord for the operation and advertising of the Building including those set forth on Exhibit “D” to this Lease; (vii) not use or permit to be used any advertising medium or device such as a phonograph, radio or public address system (except for a communication system used in connection with the operation of the bank teller drive through) that can be heard outside the Premises; or (viii) not hold a fire, bankruptcy, going-out-of business or auction sale. Tenant will permit Landlord or its representatives to enter the Premises during business hours during the last one hundred eighty (180) days of the Term for the purpose of exhibiting the Premises to prospective Tenants and to place a “For Rent” sign in a front show window during such period of time all of which entries shall be subject to Tenant’s reasonable security requirements including being accompanied by Tenant or its agent as set forth above. Tenant shall keep the Premises free from insects, pests and vermin of all kinds, and for that purpose Tenant shall use, at Tenant’s cost, such pest extermination contractor as Landlord may reasonably direct and at such intervals as Landlord may reasonably require.

14. Alterations. Except for the performance of Tenant’s Work which is governed by the provisions of Section 4 above, Tenant may make alterations and improvements to the Premises only after Tenant has obtained Landlord’s prior written approval of the plans and specifications of the work to be performed which approval shall not be unreasonably withheld or delayed, and provided that Tenant shall have the right to paint, install wall coverings and carpeting and perform other cosmetic changes to the interior of the Premises without the need to obtain Landlord’s consent. Any improvements which affect the Building’s mechanical, electrical or plumbing systems, shall require Landlord’s prior written consent. All alterations and improvements shall be performed in a first-class manner. Tenant agrees that it will, at all times during the term of this Lease, take any and all steps necessary to prevent the filing of mechanic’s liens against the Premises in connection with work performed on behalf of Tenant, and if any such liens are filed, Tenant agrees to have same discharged by payment or bond within thirty (30) days after Tenant receives notice that it was filed and if Tenant fails to do so within the period provided, Landlord may discharge the lien without inquiring as to the validity thereof and Tenant shall immediately reimburse Landlord for any amount so expended.

15. Termination; Surrender.

(a) Condition Upon Surrender. Tenant covenants that it will, upon the expiration or earlier termination of this Lease, (i) deliver up to Landlord, peaceably and quietly, the Premises in the same good condition that the same shall be in upon the completion of Landlord’s Work and Tenant’s Work, ordinary wear and tear and damage by casualty within the coverage of a “special form” or “special risks” insurance policy excepted, and (ii) remove its personal property, trade fixtures and/or signage from the Premises prior to the Expiration Date and to repair promptly any damage caused by such removal, and (iii) if requested by Landlord or if desired by Tenant, Tenant, at Tenant’s sole cost and expense, shall remove the ATM and /or walk-up teller machines prior to the Expiration Date Landlord shall have the right to patch or otherwise repair the openings left by the removal of such equipment and Tenant agrees to reimburse Landlord for the reasonable cost thereof within fifteen (15) days after its receipt of a written request for payment from Landlord accompanied by invoices or other documentation of the costs incurred.

(b) Holdover. If Tenant fails to surrender the Premises on the date that the Term of this Lease expires or terminates, Tenant’s continued occupancy shall be deemed to be a tenancy-at-will (and not a tenancy from month- to-month or from year-to-year) cancelable by Landlord upon 48 hours prior written notice, and such tenancy shall be subject to all of the provisions of this Lease, except that Minimum Rent during the holdover tenancy shall be equal to 125% of the Minimum Rent in effect immediately prior to the end of the Term.

(c) Removal of Personal Property. Tenant agrees that all additions and other improvements permanently affixed in the Premises, including without limitation, all electric wiring, electric fixtures, air conditioning systems and floor coverings (including carpeting but excepting rugs), but excluding Tenant’s trade fixtures, furniture, personal property, safes, security equipment, electronic equipment, and other trade equipment (regardless of whether affixed to the Premises), shall immediately become the property of Landlord, and shall not be removed by Tenant at the expiration or earlier termination of this Lease, unless Tenant is requested to do so by Landlord, in which event Tenant agrees to do so and to repair promptly any damage caused by any such removal. Notwithstanding the foregoing to the contrary, all telecommunication cabling or wiring installed by Tenant shall remain the property of Tenant and Tenant shall have the right to remove, and Landlord shall have the right to require Tenant to remove, such cabling and wiring at the end of the term.

16. Indemnification, Liability and Casualty Insurance. Tenant agrees that it will indemnify, defend and hold Landlord and its agents, employees, members, partners and officers harmless from any and all injury or damage to person or property in, on or about the Premises, including without limitation all costs, expenses, claims or suits arising in connection therewith; provided, however that this clause shall not apply to injury or damage caused by Landlord’s own negligence or willful misconduct. The foregoing indemnity obligations shall survive the expiration or termination of this Lease. Tenant covenants that it will, at all times during the term hereof, at its own cost and expense, carry commercial liability insurance on the Premises with combined single limit liability coverage of at least $1,000,000.00 per occurrence and $2,000,000 aggregate, and including at least a $50,000.00 per occurrence for fire legal or tenant’s legal liability insurance. Such policy shall contain a contractual liability endorsement or contractual liability coverage insuring Tenant’s liability under the indemnity provision set forth in this section. Tenant’s liability insurance policy shall name Landlord as an additional insured and shall provide that such policy will not be canceled or coverage changed without at least thirty (30) days’ prior written notice to the foregoing additional insureds. Evidence of the insurance coverages required under this Section shall be delivered to Landlord promptly after the issuance of the respective policies. If Tenant fails to provide such insurance, Landlord may (but shall not be obligated to) obtain the same and collect the cost thereof as Rent.

Tenant shall increase such limits upon the request of Landlord but not more often than once every five (5) years and such increases shall not be in excess of generally accepted standards in the industry and no such increase shall be greater than fifty percent (50%) over the prior limits in place.

Tenant covenants that it will, throughout the term, keep its trade fixtures and other personal property and any improvements constructed by it insured under a policy of fire insurance with extended coverage in the amount of its full replacement cost, with replacement cost coverage.

Landlord agrees to indemnify, defend and save Tenant harmless from any and all loss, claim or damage (including reasonable attorney’s fees) by reason of any accident, injury or damage to any person or property occurring in, upon or about (i) the Premises prior to the Commencement Date or (ii) elsewhere in the Building or on the Land on which the Building is located (other than the Premises) except as may be caused by or result from the act or negligence of Tenant, its agents or employees, or Tenant’s failure to perform its obligations under this Lease.

17. Insurance. Landlord covenants that it will keep the Building insured against damage covered under a standard fire and special-risk property and casualty insurance policy with extended coverage written with coverage in an amount not less than eighty percent (80%) of the replacement cost thereof less footings and foundations. Tenant covenants that, without the prior written consent of Landlord, Tenant will not do anything which will increase the rate of fire insurance on the Building of which the Premises constitutes a part, and that if such consent is given, Tenant will pay Landlord the amount of the increase in the cost of such insurance, as and when the premiums become due. Tenant agrees that it will, at Tenant’s expense, comply with any mandatory preventive maintenance items required by insurance carriers, rating authorities, or public officials to minimize loss frequency and/or severity within the Premises.

Landlord shall maintain comprehensive liability insurance including public liability and property damage, covering the Building, including the common areas therein and the Land, with a limit of not less than Two Million Dollars ($2,000,000) combined single limit coverage. Landlord’s liability insurance policy shall name Tenant as an additional insured. A certificate of the applicable insurance coverage shall be furnished from Landlord to Tenant upon request. Notwithstanding the foregoing to the contrary. Landlord may elect to self insure or retain all or any portion of the physical damage and/or liability coverage so long as it maintains a tangible net worth of not less than Fifty Million Dollars ($50,000,000). Such net worth shall be evidenced on an annual basis by a CPA reviewed financial statement, or, at Landlord’s election, by a certification by the CPA from which performs an annual audit for Landlord.

18. Release and Waiver of Subrogation. Landlord and Tenant mutually release and discharge each other (as well as the officers, directors, members, partners, agents and employees of each other) from responsibility and liability (by way of subrogation or otherwise) for loss or damage to any building, structure or other property (real or personal) of the other party, or any resulting loss of income, that is an insured loss under the terms of the insurance policy(ies) of the releasing party or that involves a fire, casualty or other risk or loss required to be insured (or self-insured) against under this Lease or could be covered by an “all risk” or “special” form insurance policy. This release and discharge shall be applicable even though such loss or damage may have been caused by the negligence of the party hereby released. Landlord and Tenant agree to include a waiver of subrogation endorsement or provision in each of their respective casualty insurance policies.

19. Damage By Fire or Other Casualty. In the event the Premises or the Building, or any part thereof, shall be damaged by fire or other casualty during the Term, Landlord agrees that it will restore the same to the extent that the damage affects the use of the Premises, with reasonable dispatch, to substantially the same condition in which Landlord was required to deliver it at the commencement of the Term (excluding any alterations or improvements constructed by Tenant), insofar as the proceeds from Landlord’s insurance permit. If the Premises are rendered wholly or partially untenantable as a result of such damage, the Minimum Rent payable hereunder shall be equitably abated (according to the loss of use) during the period intervening between the date of such damage and the date which is the earlier of (a) ninety (90) days after Landlord completes its required restoration of the Premises or (b) the date Tenant substantially completes it restoration work and reopens the Premises for business. Anything in the foregoing to the contrary notwithstanding, if such damage occurs during the last two (2) years of the Term, and if such damage exceeds fifty percent (50%) of the then insurable value of the Premises or if the reconstruction of the Premises will take longer than one hundred twenty (120) days from the date of the damage, either Landlord or Tenant may terminate this Lease effective as of the date of such damage, by giving to the other written notice of its intention to do so within thirty (30) days after the date such damage occurs; provided, however, that if this Lease gives Tenant an option to extend the Term and Tenant extends the Term of this Lease for at least five (5) years by exercising such option within fifteen (15) days after Tenant receives a notice from Landlord of its intention to terminate this Lease, neither Landlord nor Tenant shall have the right to cancel this Lease and any cancellation by Landlord shall be deeded revoked. In addition, Landlord shall have the right to terminate this Lease by written notice to Tenant if there occurs a fire or other damage to the Building at any time during the Term and the cost of restoration exceeds forty percent (40%) of the insurable value of the Building (above foundations) and Landlord elects not to restore the Building. If this Lease is terminated pursuant to this Section, the Rent payable hereunder shall be abated as of the date of such damage, and Tenant shall remove all of Tenant’s property from the Premises within thirty (30) days after the notice of termination is given.

20. Condemnation. In the event that the whole of the Premises are taken by the exercise of the power of eminent domain (or sold to the holder of such power, pursuant to a threatened taking) this Lease shall terminate as of the date of such taking. In the event any portion of the Premises are taken by the exercise of the power of eminent domain (or sold to the holder of such power, pursuant to a threatened taking), this Lease may, at the option of Tenant, be terminated by written notice given to the other within sixty (60) days after such taking or sale occurs. If this Lease is not so terminated, Landlord covenants that it will, at its own expense, promptly after the lapse of said sixty (60) days, repair such damage and do such work as may be required to repair and rebuild the Premises and/or the Common Areas, with the view to restoring the Premises and/or the Common Areas as nearly as may be to the condition they were in immediately prior to such taking; provided, however, that if this Lease is not so terminated, the Minimum Rent payable hereunder shall be equitably abated (according to the loss of use) from the date of such taking. All compensation awarded for any taking of the Premises or the Building shall belong solely to and be the property of Landlord, and Tenant assigns to Landlord all of Tenant’s rights with respect thereto and waives any claim Tenant may have with respect thereto. Tenant may apply for reimbursement from the condemning authority (if permitted by law) for moving expenses, removal of Tenant’s trade fixtures or loss of Tenant’s business good will, provided that any such reimbursement shall not reduce the amount of the award otherwise recoverable from the condemning authority by Landlord.

21. Assignment and Subletting. Tenant shall not assign this Lease or sublet the Premises, in whole or part, without the prior written consent of Landlord. If such consent is granted by Landlord, Tenant will remain primarily liable for the performance of the covenants and obligations under this Lease binding upon Tenant. Each assignee must agree in writing to assume the obligations of Tenant under this Lease by an agreement satisfactory to Landlord and delivered to Landlord within ten (10) days after the date the lease assignment is executed. Landlord’s consent to one assignment or subletting shall not waive the requirement that Landlord’s consent be obtained for further assignments or subleases (or assignment of subleases). The acceptance by Landlord of the payment of any Rent following any assignment or sublease shall not be deemed to be a consent by Landlord to such transaction nor shall the same be deemed to waive any rights or remedies of Landlord under this Lease. If, at any time during the term, Landlord has knowledge that a person, firm or corporation other than Tenant is in possession of the Premises without the written consent of Landlord, Landlord may, at its option, at any time thereafter, by written notice to Tenant, accept and treat such person, firm or corporation in possession as the assignee of Tenant, in which event both Tenant and such assignee shall be obligated to observe and perform all the covenants, conditions and provisions herein contained binding upon Tenant provided; however, that nothing herein shall affect Landlord’s other remedies for Tenant’s default by wrongful assignment or subletting. Notwithstanding the above, Tenant may assign this Lease in its entirety or sublease all or any portion of the Premises without the approval of Landlord to any of the following entities (a) any entity resulting from a merger or consolidation with Tenant, or (b) any entity purchasing substantially all of the assets of Tenant, or (c) any entity that controls Tenant, is controlled by Tenant, is under common control of a common parent company with Tenant (“control” meaning the ownership of more than fifty percent [50%] of the interests of an entity). The validity of any such assignment without Landlord’s consent shall be conditioned upon Landlord’s receipt of a written agreement executed by the assignee pursuant to which the assignee assumes, for the benefit of Landlord, all of Tenant’s obligations under this Lease. If Tenant changes its name only and maintains the same ownership and control structure, then such a change shall be permitted without the approval of Landlord; provided, however, that Tenant shall provide notice to Landlord within thirty (30) days of such name change.

22. Default and Remedies.

(a) Defaults. The occurrence of any one or more of the following events (“Defaults”) shall constitute a default and breach of this Lease by Tenant; (i) Tenant fails to pay any Minimum Rent or any other Rent payments owed under this Lease within ten (10) days after Tenant has been given written notice that any payment has not been made when due; (ii) Tenant fails to observe and perform any of the other terms, covenants and/or conditions of this Lease, and such default shall continue for more than thirty (30) days after written notice from Landlord to Tenant (however, if a default under this item (ii) cannot reasonably be cured within thirty (30) days, and Tenant has commenced the cure within such time and is diligently proceeding to complete the cure, then Tenant shall have such reasonable extra time as is reasonably required to complete the cure); or (iii) a case is commenced or a petition is filed by or against Tenant or any Guarantor under any chapter of the federal Bankruptcy Code, or there is filed by or against Tenant, or any successor tenant then in possession, or any Guarantor of this Lease, in any court pursuant to any statute or law, a petition for appointment of a trustee or receiver, an assignment for the benefit of creditors, or reorganization (unless the petition is filed or case commenced by a party other than Tenant and is withdrawn or dismissed within sixty (60) days after the date of its filing).

(b) Remedies. Upon the occurrence and continuance of a Default, Landlord, without notice to Tenant in any instance (except where expressly provided for below) may do any one or more of the following: (i) reenter the Premises, without terminating this Lease, and remove all persons and property from the Premises, by any suitable action or proceeding at law, or without judicial process if Landlord so elects, without being liable for any prosecution therefor or damages therefrom, and repossess and enjoy the Premises; (ii) elect to terminate this Lease upon not less than ten (10) days written notice to Tenant, at which time the term of this Lease shall expire, but with Tenant’s liability under all of the provisions of this Lease to continue; or (iii) exercise any other legal or equitable rights or remedies available to Landlord, including those additional rights set forth in this Lease. Tenant waives any rights to re-enter the Premises and any rights of redemption. Notwithstanding anything to the contrary contained herein, in the event that a bank branch is operated in the Premises, the occupant shall be permitted to maintain possession of the Premises following a Default by Tenant for a reasonable time in order to permit the occupant to comply with notice requirements of governmental authorities having jurisdiction with respect to the closure of a bank branch, not to exceed sixty (60) days.

Tenant understands that following a Default by Tenant, Landlord may re-let, in one or more leases, all or part of the Premises (or a premises including space in addition to the Premises), either in Landlord’s own right or as agent for Tenant, accepting any rents then obtainable, for a term or terms that may be greater or less than the balance of the Term of this Lease, and Landlord may grant concessions or free rent without in any way affecting Tenant’s liability for the Rent payable under this Lease. However, Tenant understands that Landlord shall be under no duty to relet the Premises and that Tenant’s liability under this Lease shall not be affected or diminished in any way whatsoever, for Landlord’s failure to re-let the Premises, or if the Premises are re-let, for Landlord’s failure to collect the rentals under such re-letting. In connection with any re-letting, Landlord may make or do any alterations, repairs, painting and decorations (“Re-letting Preparations”) to the Premises which Landlord considers advisable and necessary in its sole judgment, and such Re-letting Preparations shall not release Tenant from any liability under this

Lease. Notwithstanding the foregoing, Landlord agrees to use commercially reasonable efforts to relet the Premises at Tenant’s expense.

(c) Damages. If a Default occurs, Tenant shall remain liable for (i) all Rent and damages that may be due or sustained by Landlord up to the time this Lease terminates or Landlord takes possession of the Premises, whichever occurs later, and the performance of all other obligations of Tenant accruing under this Lease through such date (collectively “Accrued Damages”); (ii) all reasonable costs, fees and expenses (including without limitation attorney’s fees and expenses, brokerage commissions and fees) incurred by Landlord in pursuit of its remedies under this Lease and in renting the Premises to others from time to time (including Re-letting Preparations) (all such Accrued Damages, costs, fees and expenses being referred to collectively as the “Default Damages”); and (iii) Future Damages, which shall be the amount (the “Deficiency”) by which (A) the Rent reserved under this Lease until the expiration date of the Term exceeds (B) the amount of rent, if any, that Landlord shall receive during the same period from others to whom the Premises may be rented, from which Landlord may deduct all Default Damages owing to Landlord; such Deficiency to be paid in monthly installments by Tenant on the first day of each calendar month. Landlord expressly agrees that its remedies shall not include the right to accelerate Rent under any circumstances.

(d) Remedies Cumulative. All remedies of Landlord shall be cumulative. Acceptance by Landlord of delinquent rent after Default shall not cure such Default nor entitle Tenant to possession of the Premises.

(e) Attorney’s Fees. Each party agrees to pay all costs incurred by the other on account of its default hereunder including, but not limited to, collection costs, court costs, and reasonable attorney’s fees.

(f) Landlord’s Default.

(i) Landlord shall be in default under this Lease (“Landlord’s Default”) if Landlord fails to perform or observe any obligations and such failure continues for a period of thirty (30) days after written notice is given to Landlord specifying the nature of such failure; however, if the default cannot be reasonably cured within such thirty (30) day period and if Landlord shall have diligently begun to cure the default within such thirty (30) day period, Landlord shall have a reasonable time to cure the default so long as Landlord is diligently proceeding to effect a cure.

(ii) If a Landlord Default occurs, Tenant may pursue any remedies provided in this Lease or any other remedies available at law or in equity, except that Tenant shall not be entitled to terminate this lease as a consequence of a Landlord Default other than as provided below.

(iii) Upon the occurrence of a Landlord Default which materially and adversely affects Tenant’s ability to conduct business in the Premises, Tenant shall have the right to cure the Landlord Default at Landlord’s expense if Landlord does not commence such cure within five (5) business days after Landlord’s receipt of a reminder notice advising that Tenant intends to commence self-help and thereafter cure the Landlord Default within a reasonable time thereafter. If Landlord does not reimburse Tenant’s reasonable expenses so incurred in self-help within twenty (20) days after receiving a billing therefor accompanied by invoices or other evidence of Tenant’s expenditures, Tenant may deduct such expenses from Rent. However, the maximum amount that Tenant can deduct in any one (1) month shall be limited to twenty percent (20%) of the monthly Minimum Rent. Any excess amount owed to Tenant and not paid due to this limitation shall be subject to deduction in future months until Tenant is reimbursed in full. Furthermore, in an emergency situation, Tenant may cure the breach or default on the part of Landlord immediately after giving such prior oral or written notice to Landlord, if any, as is practical given the nature of the emergency (otherwise Tenant shall give Landlord written notice as soon thereafter as is practical).

(iv) If Landlord’s Default is of such a significant nature as to materially and adversely affect Tenant’s use and occupancy of the Premises and the Landlord Default is not cured within thirty (30) days (or such reasonable additional time if the failure cannot reasonably be cured within such period and Landlord diligently pursues such cure to completion) after a second written notice of the Landlord Default is given to Landlord subsequent to the expiration of the initial cure period provided above, then Tenant may terminate this Lease by giving Landlord not less than ten (10) business days’ prior written notice. If Landlord cures the applicable Landlord Default within the period specified in Tenant’s notice, Tenant’s termination election shall be nullified, and this Lease shall continue in full force and effect. Otherwise, the termination shall take effect at the expiration of the period specified in Tenant’s notice.

23. Subordination. Upon Landlord’s written request, Tenant will execute and deliver to Landlord an agreement in recordable form reasonably acceptable to Landlord’s counsel subordinating Tenant’s rights to the lien of any first mortgage now or hereafter encumbering the Premises. Tenant, however, will not be required to subordinate Tenant’s rights hereunder to any mortgage unless and until the holder of such mortgage executes and delivers to Tenant a written agreement providing in substance (i) that so long as Tenant faithfully discharges Tenant’s obligations under this Lease, Tenant’s right of possession to the Premises will not be affected by any default by Landlord under any instrument creating or secured by such mortgage, and (ii) that in the event of foreclosure or any other enforcement of such mortgage, the rights of Tenant hereunder will expressly survive and this Lease will continue in full force and effect. Such agreement shall also provide that in no event shall any beneficiary or holder of the mortgage be (iii) liable for any act or omission of Landlord or any subsequent landlord, (iv) subject to any offsets or defenses which Tenant might have against Landlord or any subsequent landlord, (v) bound by any Rent which Tenant may have paid for more than thirty (30) days prior to its due date to Landlord or any subsequent landlord, (vi) bound by any amendment or modification of this Lease made without the prior written consent of beneficiary or holder of the mortgage, or (vii) obligated to commence or complete any construction or restoration required on the part of Landlord.

24. Estoppel Certificate. Within ten (10) days after receipt of a request therefor, Tenant and Landlord each agree to deliver to the other and/or to any actual or prospective purchaser, mortgagee, assignee, subtenant or other third party designated by requesting party a duly executed and acknowledged instrument certifying to its best knowledge (i) whether this Lease is in full force and effect (and if not, the reason therefor), (ii) as to the existence of any default, (iii) whether there are any defenses, counterclaims or offsets to such default, (iv) whether there has been any modification or amendment to this Lease, and (v) as to such other matters relating to this Lease or the Premises as may be reasonably requested. Any such certificate may be relied upon by the requesting party and by any other person to whom it has been exhibited or delivered, and the contents of the certificate shall be binding upon the party executing it.

25. Notices. Any notice, request, demand, approval or consent given or required to be given under this Lease shall be in writing and shall be deemed to have been given if and when posted in the United States registered or certified mail, return receipt requested or delivered by reputable national overnight courier, postage or fees prepaid, and addressed to Landlord at Landlord’s Mailing Address or addressed to Tenant at Tenant’s Mailing Address. Either party may at any time change its address for notice purposes by sending a notice to the other party advising of the new address. Tenant also agrees to give to any mortgagee of the Premises a copy of any notice of default sent to Landlord, provided that prior to such default Tenant has been notified in writing of the address of the mortgagee. Tenant shall not exercise any remedies available against Landlord unless Landlord’s default is not cured within thirty (30) days after Mortgagee has received the foregoing notice (if the default cannot be reasonably cured within the thirty (30) day period, then the Mortgagee shall have such reasonable additional time to cause the Landlord’s default to be cured so long as the Landlord or the Mortgagee is diligently pursuing the remedies necessary to cure such default).

26. Quiet Enjoyment. Provided that Tenant is not in Default under the provisions of this Lease, Landlord covenants that Tenant shall have and enjoy quiet and peaceable possession of the Premises during the Term free of molestation by Landlord, subject to the provisions of this Lease. Landlord further represents that there are no deeds of trust, mortgages or similar monetary liens encumbering the Premises as of the date hereof. Tenant acknowledges that it has been advised by Landlord that Landlord has installed back up diesel fired electrical generators in the Building adjacent to portion of the Premises in which the remote teller facility is to be located. When operated, the generators will produce noise and vibration at relatively high levels as well as externally vented exhaust. Landlord agrees to use commercially reasonable efforts to cause the operation of the generators for routine testing or routine maintenance purposes to occur at times outside of the period from 9:00 a.m. to 5:00 p.m. on weekdays.

27. Signs. Tenant shall have the right to install, at its expense, the exterior signs on the Building the plans and the locations for which are identified on Exhibit “A-1” attached thereto. Except for the approved signage as set forth on Exhibit “A-1”, the plans and specifications for Tenant’s signage shall be subject to Landlord’s review and approval prior to installation. All signs of Tenant shall be subject to and shall comply at all times with applicable governmental and municipal requirements including design review, planning or any other necessary permit. Tenant agrees to maintain all of its signs in good condition and repair. Tenant shall be entitled to install an announcement sign on the Land during the construction of the Building of a size, style, and in a location approved by Landlord.

28. No Waivers. The failure of Landlord or Tenant to insist, in any one or more instances, upon strict performance by the other party of any covenant of this Lease shall not be construed as a waiver or relinquishment for the future of such covenant, but the same shall continue and remain in full force and effect. The receipt by Landlord or its agent of Rent with knowledge of the breach of any covenant hereof shall not be deemed a waiver of such breach, and no waiver by Landlord or Tenant of any provision hereof shall be deemed to have been agreed upon unless expressed in writing signed by the parties hereto.

29. Successors and Assigns. This Lease and all the terms, covenants, conditions and provisions herein contained shall be binding upon and shall inure to the benefit of the parties hereto and their respective personal representatives, heirs, successors and (if and when assigned in accordance with the provisions hereof) assigns.

30. Hazardous Materials.

(a) Hazardous Materials Defined. As used herein, the term “Hazardous Material” shall mean any substance or material which has been determined by any state, federal or local governmental authority to be capable of posing a risk of injury to health, safety or property, including all of those materials and substances designated as hazardous or toxic by the city or county and state in which the Premises are located, the U.S. Environmental Protection Agency, the Consumer Product Safety Commission, the Food and Drug Administration, or any other governmental agency now or hereafter authorized to regulate materials and substances in the environment.

(b) Limitation on Use. Tenant agrees not to introduce any Hazardous Material in, on or adjacent to the Premises (other than small quantities of Hazardous Materials incidental to Tenant’s business) without (i) providing Landlord with thirty (30) days prior written notice of the exact amount, nature and manner of such Hazardous Material, and (ii) complying with all applicable federal, state and local laws, rules, regulations, policies and authorities relating to the storage, use, disposal or clean-up of Hazardous Materials, including the obtaining of proper permits. Tenant shall immediately notify Landlord of any inquiry, test, investigation, or enforcement proceeding by or against Landlord, Tenant or the Premises concerning a Hazardous Material. Tenant acknowledges that Landlord, as the owner of the Premises, shall have the right, at its election, in its own name or as Tenant’s agent, to negotiate, defend, approve and appeal, at Tenant’s expense, any action taken or order issued with regard to a Hazardous Material by an applicable governmental authority.

(c) Contamination. If Tenant’s storage, use or disposal of any Hazardous Material in, on or adjacent to the Premises results in any contamination of the Premises, the soil or surface or groundwater (i) requiring remediation under federal, state or local statutes, ordinances, regulations or policies, or (ii) at levels which are in violation of any law, Tenant agrees to clean-up the contamination. Tenant further agrees to indemnify, defend and hold Landlord harmless from and against any claims, suits, causes of action, costs, fees, including attorneys’ fees and costs, arising out of or in connection with any clean-up work, inquiry or enforcement proceeding in connection therewith, and any Hazardous Materials currently or hereafter used, stored or disposed of by Tenant or its agents, employees, contractors or invitees on or about the Premises.

(d) Landlord’s Rights. Notwithstanding any other right of entry granted to Landlord under this Lease, if Landlord has reason to believe that Tenant is not in compliance with this Section 30, then Landlord shall have the right, subject to the reasonable security requirements of Tenant, to enter the Premises or to have consultants enter the Premises during normal business hours after reasonable prior notice to Tenant’s manager through the term of this Lease for the purpose of determining: (1) whether the Premises are in conformity with federal, state and local statutes, regulations, ordinances and policies, including those pertaining to the environmental condition of the Premises, (2) whether Tenant has complied with this Section, and (3) the corrective measures, if any, required of Tenant to ensure the safe use, storage and disposal of Hazardous Materials, or to remove Hazardous Materials. Tenant agrees to provide access and reasonable assistance for such inspection. Such inspections may include, but are not limited to, entering the Premises or adjacent property with drill rigs or other machinery for the purpose of obtaining laboratory samples and Landlord shall promptly repair any damage caused by such testing. Landlord shall not be limited in the number of such inspections during the term of this Lease. Landlord shall bear the cost of any such inspections unless there is discovered as the result of any such inspection that the Premises are contaminated by Hazardous Materials, as a result of Tenant’s use or occupancy thereof, at levels that, pursuant to the requirements of any law, require remediation or reporting to any governmental agency, in which event Tenant shall reimburse Landlord for the cost of such inspections within ten (10) days of receipt of a written statement therefor. If such consultants determine that the Premises are contaminated with Hazardous Materials, Tenant shall, in a timely manner, at its expense, remove such Hazardous Materials or otherwise comply with the recommendations of such consultants to the reasonable satisfaction of Landlord and any applicable governmental agencies. The right granted to Landlord herein to inspect the Premises shall not create a duty on Landlord’s part to inspect the Premises, or liability of Landlord for Tenant’s use, storage or disposal of Hazardous Materials, it being understood that Tenant shall be solely responsible for all liability in connection therewith.

(e) Surrender Obligations. Tenant shall surrender the Premises to Landlord upon the expiration or earlier termination of this Lease free of Hazardous Materials and in a condition which complies with all governmental statutes, ordinances, regulations and policies, recommendations of consultants hired by Landlord provided that in no event shall Tenant be obligated to investigate, remediate, or other otherwise bring into compliance with laws, any Hazardous Materials which were not introduced to the Premises by Tenant or its employees, agents or contractors. Tenant’s obligations under this Section shall survive termination of this Lease.

31. Compliance with Americans with Disabilities Act of 1990. Tenant shall comply with all laws, rules and regulations in connection with the Americans with Disabilities Act of 1990, as amended (the “ADA”). Tenant acknowledges that it is a “public accommodation” as defined by the ADA. If the ADA requires that action be taken with respect to the Premises, including without limitation removing barriers and altering the Premises in accordance with the ADA Accessibility Guidelines, such action shall be taken by Tenant. Tenant shall notify Landlord immediately upon receipt of an oral or written complaint or notice by an employee, customer, client, invitee, licensee or governmental authority regarding a potential violation of the ADA. Tenant shall indemnify and hold Landlord harmless from and against any expense or liability (including reasonable attorney’s fees) arising from Tenant’s failure to fully comply with this Section.

32. Exculpation. It is specifically understood and agreed by the parties that there shall be no personal liability of Landlord or any shareholder, officer, director, partner, member or other beneficial owner of Landlord with respect to any of the covenants, conditions and provisions of this Lease, and that in the event of a breach or default by Landlord of any of its duties or obligations under this Lease, Tenant shall look solely to the equity of Landlord in the Demised Premises, insurance and condemnation proceeds and/or the proceeds of a sale of the Demised Premises in satisfaction of Landlord’s obligations under this Lease. However, the foregoing limitation shall not be deemed to preclude Tenant from pursuing and obtaining equitable remedies, such as injunctive relief or specific performance.

33. Automatic Teller Machine and Night Depository. Tenant, at Tenant’s sole cost and expense, shall have the right to install a “through the wall” automatic teller machine and related equipment (“ATM”) and a night depository drop (the “Night Depository”) within the vestibule of the Premises in accordance with the Plans as approved by Landlord pursuant to Section 4(b). In addition, Tenant shall have the right to install ATM designation signage on the door to the Premises and/or the exterior of the Building, which signage shall be subject to Landlord’s reasonable approval. Tenant shall obey the reasonable rules and regulations of Landlord in the installation and maintenance of such ATM and Night Depository and Tenant must provide to Landlord evidence satisfactory to Landlord that such ATM and Night Depository complies with the requirements of all governmental and community authorities having jurisdiction over the Building and that Tenant has obtained all necessary government, community and other permits and approvals. ATM and Night Depository style and appearance shall require prior approval of the Landlord, which approval shall not be unreasonably withheld. All costs associated with the maintenance and removal of said ATM and Night Depository shall be borne by Tenant. Tenant shall regularly police the area around the ATM and Night Depository to keep such area free of trash occasioned by use of the ATM and Night Depository.

34. Satellite Dishes. Tenant shall have the right, at its option and expense (but without payment of additional rent), to install, operate, maintain, repair and replace one satellite dish or antenna, and related cabling and equipment (collectively, the “Dish”), each not to exceed one (1) meter in diameter, for sending, and/or receiving satellite communications into the Premises solely for use in the operation of Tenant’s business in the Premises. Tenant may not license or lease the use of any satellite dish or antenna to any other person or entity. Landlord hereby grants Tenant during the Term the right to install equipment connecting the Dish to the Premises. The Dish, and its installation, and all related equipment and the uses thereof, shall conform to all applicable requirements and reasonable guidelines established by Landlord. The Dish shall be located on a portion of the roof of the Building as reasonably designated by Landlord. The cabling related to the Dish shall be located in the Building pipe/chase space and conduits from the Dish to the Premises. Tenant shall immediately repair and restore any damage to the Building or any part thereof in connection with any work regarding the Dish. Tenant shall operate the Dish in compliance with all applicable governmental requirements and in a manner minimizing the interference with other equipment. Tenant shall maintain the Dish in good and safe condition throughout the Term, and at Landlord’s request shall remove the Dish and all related cabling and repair any damage caused by removal upon the expiration or earlier termination of this Lease.

35. Other Provisions.

(a) Entire Agreement; Modification. This Lease represents the final understanding and agreement between Landlord and Tenant and incorporates all negotiations between the parties. Tenant hereby acknowledges and agrees that Tenant has not relied on any representations, warranties, agreements and/or understandings, oral or written, except those that are set forth in this Lease, in entering into this Lease, and Tenant agrees that any and all negotiations, statements and representations made by Landlord, Agent (as hereinafter defined) or any other party on behalf of Landlord have been merged into and are superseded by this Lease. This Lease cannot be modified except by a writing signed by the party against whom the modification is to be enforced.

(b) Interpretation. The captions in this Lease are for the purposes of reference only and shall not limit or define the meaning of the provisions of this Lease. References to any specific gender shall be deemed to include the other gender or neuter, as applicable; references to “expiration” shall include “termination” and vice-versa, and references to the singular shall include the plural, and vice-versa, all as the context may require. This Lease shall be governed by Virginia law. In this Lease, whenever general words or terms are followed by the word “including” (or other forms of the word “include”) and words of particular and specific meaning, shall be deemed to include the words “including without limitation,” and the general words shall be construed in their widest extent, and shall not be limited to persons or things of the same general kind or class as those specifically mentioned in the words of particular and specific meaning.

(c) Waiver of Jury Trial and Homestead Exemption. Landlord and Tenant hereby mutually waive any and all rights which either party may have to request a jury trial in any proceeding at law or in equity in any court of competent jurisdiction. Tenant hereby waives the benefit of any homestead exemption available to Tenant with respect to this Lease. Any dispute with regard to this lease thereto shall be brought in the Circuit Court of the City of Norfolk, Virginia.

(d) No Broker other than Agent. Landlord and Tenant warrant and represent to the other that no agent, broker or finder was involved on its behalf in negotiating or consummating this Lease other than CB Richard Ellis of Virginia, Inc. (the “Agent”). Each party agrees to indemnify and hold the other harmless from any breach by it of the foregoing representation. Landlord agrees to pay all commissions due to the Agent pursuant to the terms of a separate agreement.

(e) Memorandum of Lease. Tenant agrees not to record this Lease. However, upon the request of either party, the other party, shall join in the execution of a memorandum of lease for the purposes of recordation, including such terms of this Lease (other than economic terms) as are typically included in such document. Either party may record such memorandum of lease at its own expense.

(f) Submission of Lease. This Lease does not constitute an offer to lease, and Landlord and Tenant shall not be bound by this Lease until it is executed and unconditionally delivered by both parties.

(g) Authority. Each person signing this Lease on behalf of Landlord and Tenant warrants that he or she has been duly authorized to execute and deliver this Lease on behalf of Landlord or Tenant, as the case may be, and that no other signatures are necessary to bind such party.

36. Contingency. This Lease is contingent on Tenant receiving Virginia Banking Commission approval of the Premises as a banking location. Tenant agrees to apply for approval from the Virginia Banking Commission promptly after its receipt of a copy of this Lease that has been executed by Landlord and to diligently prosecute obtaining the approval. If the Virginia Banking Commission does not approve of this Lease or the Premises as a banking location, then Tenant shall have the right to terminate this Lease by providing written notice to Landlord promptly after Tenant receives notice from the Virginia Banking Commission of such disapproval. Tenant’s right to terminate this Lease based on the right conferred pursuant to the preceding sentence shall expire if not exercised within one hundred eighty (180) days after Tenant receives a fully executed counterpart of this Lease.

37. Exhibits. The following Exhibits are attached to this Lease and are fully incorporated into this Lease:

Exhibit “A”	-	Floor Plan
Exhibit “A-1”	-	Tenant’s Signage Plans
Exhibit “B”	-	Contractor Rules and Regulation
Exhibit “C”	-	Notice of Lease Term Dates
Exhibit “D”	-	Rules and Regulations

WITNESS the following signatures and seals:

LANDLORD:	DOMINION ENTERPRISES, a Virginia general partnership

	By:	/s/ Conrad M. Hall	(SEAL)
	Name:	Conrad M. Hall
	Title:	President & CEO

TENANT:	HERITAGE BANK a Virginia corporation

	By:	/s/ Leigh C. Keogh	(SEAL)
	Name:	Leigh C. Keogh
	Title:	Sr. Vice President

COMMONWEALTH OF VIRGINIA,

AT LARGE, to-wit:

The foregoing Lease was acknowledged before me in Norfolk, Virginia, this 14th day of December, 2006, by Conrad M. Hall (Name), President & CEO (Title) of Dominion Enterprises, a Virginia general partnership, on behalf of said general partnership.

Illegible
Notary Public

My Commission Expires:

2/27/2007

COMMONWEALTH OF VIRGINIA,

AT LARGE, to-wit:

The foregoing Lease was acknowledged before me in Norfolk Virginia this 22 day of November, 2006, by John E. Pearson (Name), Commercial Analyst (Title) of Heritage Bank, a Virginia corporation, on behalf of said corporation.

Illegible
Notary Public

My Commission Expires:

2/28/2010

EXHIBIT “A”

FLOOR PLAN

1 PROPOSED FLOOR PLAN
SCALE: 1/8" = 1'-0"

TYMOFF+MOSS ARCHITECTS
ARCHITECTURE INTERIORS URBAN DESIGN
500 BOTETOURT STREET NORFOLK, VIRGINIA 757.627.0013

PROGRESS SET

HERITAGE BANK
NORFOLK, VIRGINIA

PROPOSED FLOOR PLAN

A1

EXHIBIT “A-1”

TENANT’S SIGNAGE PLANS

HERiTAGE
BANK

① PROPOSED SIGNAGE

HERiTAGE
BANK

② ENLARGED ELEVATION

TYMOFF+MOSS ARCHITECTS

DOMINION
ENTERPRISES
HERITAGE
HERITAGE

1 PROPOSED SIGNAGE

HERITAGE

2 PROPOSED SIGNAGE

TYMOFF+MOSS ARCHITECTS

EXHIBIT “B”

Contractor Rules and Regulations

1)	Interruptions and Disruptions: If the Building has opened and other occupants are conducting business therein, any construction activity that interferes with or may bother any other occupant of the Building in any way is to be done after normal business hours (8:00 a.m. to 5:30 p.m., Monday through Friday). Those construction activities include the following:

a.	Any construction that creates excessive noise and/or vibrations (drilling, hammering, chiseling, and popping drywall studs)

b.	Any construction that generates fumes, exhaust, vapors, or strong smells (oil based painting, zolatone, lacquering and finishing, stripping and the use of paint thinners, running generators or other gasoline power equipment without appropriate ventilation, turning on gas to natural gas/propane lines, burning off the cosmoline on a newly installed heating unit)

c.	Any construction that will activate building emergency systems (i.e. generate smoke and/or dust that can set off a smoke detector including: grinding, braising, welding, filling sprinkler pipes, etc.) NOTE: Contractors working on building life safety systems (sprinkler, smoke detectors, pull stations, horn/strobes, security, etc.) must coordinate this work with the property manager no less than 24 hrs in advance so that the system can be put in test mode and the horns silenced.

2)	Entry by Contractors. Contractors are only permitted in the loading dock area and the ground floor under construction. Contractors may only enter through the ground level back entrance at the loading dock.

3)	Control of Dust. Contractors are to take every reasonable precaution to prevent transferring construction dust or other substances into the occupied and common areas of the building.

4)	Parking. Contractors are not permitted to park in the loading dock or any loading zone adjacent to the Building.

5)	Deliveries. All material deliveries will be before 9:00 a.m. or after 6:00 p.m. Monday – Friday. Coordinate any Saturday or Sunday deliveries with the property manager at least 24 hours in advance. The contractor is responsible for immediately cleaning and removing debris resulting from delivery their materials.

6)	Dress Code & Behavior. No shorts, no tank tops, no bare backs, no bare feet, no “cat calls”, and no rude gestures shall be permitted. If a contractor violates this policy, the site supervisor will be notified and the offending person will be escorted from the building and barred from re-entry.

7)	Bathrooms. Bathrooms in the construction area are available for construction personnel to use only. They are not to be used for cleaning paintbrushes, tools, or other uses. Contractors are to take reasonable care to ensure that the bathroom stays clean.

EXHIBIT “C”

FORM OF NOTICE OF LEASE TERM DATES

To: Heritage Bank	Date:
150 Granby Street, Suite 150
Norfolk, VA 23510

RE:	Amended and Restated Lease dated , 20 , between Dominion Enterprises, Landlord, and Heritage Bank, Tenant, concerning Suites 150 and 175, (the “Premises”) located at 150 Granby Street, Norfolk, Virginia.

Dear Ladies & Gentlemen:

In accordance with the above referenced Lease, we wish to advise and/or confirm as follows:

1.	That Landlord’s Work has been accepted by Tenant as being substantially complete in accordance with the Lease, and that there is no deficiency in construction.

2.	That Tenant has accepted and is in possession of the Premises, and acknowledges that under the provisions of the Lease, the Term of the Lease is for ten (10) years, with four (4) options to renew for five (5) years each, and commenced upon the Commencement Date of , 20 and is currently scheduled to expire on unless sooner terminated pursuant to any provision of the Lease.

3.	The Rent Commencement Date is .

4.	If the Rent Commencement Date of the Lease is other than the first day of the month, the first billing will contain a pro rata adjustment. Each billing thereafter, with the exception of the final billing, shall be for the full amount of the monthly installment as provided for in the Lease.

5.	Rent is due and payable in advance on the first day of each and every month during the Term of the Lease. Your rent checks should be made payable to at .

DOMINION ENTERPRISES, a Virginia general partnership

By:
Name:
Title:

AGREED AND ACCEPTED

HERITAGE BANK, a Virginia corporation

By:
Name:
Title:

EXHIBIT “D”

RULES AND REGULATIONS

1.	Tenant shall not bring into the Premises or operate therein any engine, boiler, dynamo or machinery of any kind, or carry on any mechanical operations in the Premises, or place any explosive therein, or use any kerosene, oils or burning fluids therein, without first obtaining the written consent of Landlord.

2.	Landlord shall have the right to exclude or eject from the Building animals of every kind, bicycles, and all canvassers and other persons who conduct themselves in such a manner as to be, in the judgment of Landlord, an annoyance to the tenants or a detriment to the Building.

3.	The toilet rooms, water-closets and other water apparatus shall not be used for any purpose other than those for which they are intended, and no sweepings, rubbish, rags or other injurious substances shall be placed therein. The cost of repair of any damage resulting from misuse or abuse by Tenant, its employees or guests shall be borne by Tenant.

4.	Landlord will post on the directory of the Building one name, to be designated by Tenant at no charge. All additional names, which Tenant shall desire posted upon said directory, must be approved by Landlord, and if so approved a charge may be made for such additional listings.

5.	No smoking shall be permitted in the Building, including tenant spaces and the Common Areas.